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                                                                    EXHIBIT 99.3

August , 2000

                                  FORM OF
                            EXCHANGE AGENT AGREEMENT

The Bank of New York
101 Barclay Street, Floor 21 West
New York, New York 10286
Attention: Corporate Trust Administration--Global Finance Unit

Ladies and Gentlemen:

   Tyco International Group S.A., a Luxembourg corporation (the "Company") proposes to make an offer (the "Exchange Offer") to exchange all of its outstanding Euro 600,000,000, 6 1/8% Notes Due 2007 (the "Old Notes") for its Euro 600,000,000, 6 1/8% Notes Due 2007 (the "New Notes"). The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus, dated August . , 2000 (the "Prospectus") included in the Company's registration statement on Form S-4 (File No. 333-42128), as it may be amended from time to time (the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC") and proposed to be distributed to all record holders of the Old Notes. The Old Notes and the New Notes are collectively referred to herein as the "Notes".

   The Company hereby appoints The Bank of New York to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to The Bank of New York.

   The Exchange Offer is to be commenced by the Company on or about August ., 2000. In the case of Depository Trust Company ("DTC") participants, the Letter of Transmittal accompanying the Prospectus (or in the case of book-entry securities, the Automated Tender Offer Program ("ATOP") of the Book-Entry Transfer Facility (as defined below)) is to be used by the holders of the Old Notes to accept the Exchange Offer and contains instructions with respect to the delivery of certificates for Old Notes tendered in connection therewith. Participants in the systems of Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System ("Euroclear") or Clearstream Banking, societe anonyme, Luxembourg ("Clearstream, Luxembourg"), are required to use book-entry transfer pursuant to the standard operating procedures of Euroclear or Clearstream, Luxembourg to accept the Exchange Offer and to tender their Old Notes, and to transmit a computer-generated message to Euroclear or Clearstream, Luxembourg, as the case may be, in lieu of a Letter of Transmittal by which the holders of the Old Notes must tender their Old Notes in the Exchange Offer.

   The Exchange Offer shall expire at 5:00 p.m., New York City time, on September ., 2000 or on such subsequent date or time to which the Company may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (confirmed in writing) or written notice to you before 9:00 a.m., New York City time, on the business day following the previously scheduled Expiration Date.

   The Company expressly reserves the right, in its sole discretion, to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange. The Company will give oral (confirmed in writing) or written notice of any amendment, termination or nonacceptance to you as promptly as practicable.

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   In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

     1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned "The Exchange Offer", or in the Letter of Transmittal accompanying the Prospectus or as specifically set forth herein; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.

     2. You will establish a book-entry account with respect to the Old Notes at Euroclear, Clearstream, Luxembourg and DTC (each a "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in any Book-Entry Transfer Facility's systems may, until the Expiration Date, make book-entry delivery of the Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into your account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. In every case, however, a Letter of Transmittal (or a manually executed facsimile thereof) or an agent's message, properly completed and duly executed, with any required signature guarantees and any other required documents, must be transmitted to and received by you prior to the Expiration Date or the guaranteed delivery procedures described in the Exchange Offer must be complied with.

     3. You are to examine each of the Letters of Transmittal and certificates for Old Notes (and confirmations of any book-entry transfers into your accounts at the Book-Entry Transfer Facilities) and any other documents delivered or mailed to you by or for holders of the Old Notes to ascertain whether: (i) the Letters of Transmittal, certificates and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and that such Book-Entry Confirmations are in due and proper form and contain the information required to be set forth therein; (ii) the Old Notes have otherwise been properly tendered,
  (iii) the Old Notes tendered in part are tendered in integral multiples of Euro 1,000 and that if any Old Notes are tendered for exchange in part, the untendered principal amount thereof is any integral multiple of Euro 1,000, and (iv) holders have provided their Tax Identification Number or required certification. In each case where the Letter of Transmittal or any other document has been improperly completed or executed, or where Book-Entry Confirmations are not in due and proper form or omit certain information, or any of the certificates for Old Notes are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be reasonably necessary or advisable to cause such irregularity to be corrected.

     4. With the approval of the President, any Vice President, any Managing Director, the Secretary or any Assistant Secretary of the Company (such approval, if given orally, to be confirmed in writing), or any other person designated by such officer in writing, you are authorized to waive any irregularities in connection with any tender of Old Notes pursuant to the Exchange Offer.

     5. At the written request of the Company or its counsel, you shall notify tendering holders of Old Notes in the event of any extension, termination or amendment of the Exchange Offer. In the event of any such termination, you will return all tendered Old Notes to the persons entitled thereto, at the request and expense of the Company.

     6. Tenders of Old Notes may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer", and Old Notes shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

   Notwithstanding the provisions of this Section 6, Old Notes which the President, any Vice President, any Managing Director, the Secretary or any Assistant Secretary of the Company, or any other person designated by such officer in writing, shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be confirmed in writing).

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   New Notes are to be issued in exchange for Old Notes pursuant to the
Exchange Offer only (i) against deposit with you prior to the Expiration Date or, in the case of a tender in accordance with the guaranteed delivery procedures outlined in the Letter of Transmittal, within three New York Stock Exchange trading days after the Expiration Date of the Exchange Offer, together with executed Letters of Transmittal and any other documents required by the Exchange Offer, (ii) in the event that the holder is a participant in Euroclear or Clearstream, Luxembourg, by transmission of a computer-generated message to Euroclear or Clearstream, Luxembourg in lieu of a Letter of Transmittal, but together with any other documents required by the Exchange Offer and compliance with the Book-Entry transfer standard operating procedures of Euroclear or Clearstream, Luxembourg, as the case may be, or (iii) in the event that the holder is a participant in DTC's system, by utilization of DTC's ATOP and any evidence required by the Exchange Offer.

     7. You shall advise the Company with respect to any Old Notes received subsequent to the Expiration Date and accept its instructions with respect to disposition of such Old Notes.

     8. You shall accept tenders:

     (a) in cases where the Old Notes are registered in two or more names only if signed by all named holders;

     (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

     (c) from persons other than the registered holder of Old Notes provided that customary transfer requirements, including payment of any applicable transfer taxes, are fulfilled.

   You shall accept partial tenders of Old Notes where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Old Notes to the Security Registrar for split-up and return any untendered Old Notes to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

     9. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will notify you (such notice, if given orally, to be confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Old Notes properly tendered and you, on behalf of the Company, will exchange such Old Notes for New Notes and cause such Old Notes to be cancelled. Delivery of New Notes will be made on behalf of the Company by you at the rate of Euro 1,000 principal amount of New Notes for each Euro 1,000 principal amount of the Old Notes tendered promptly after notice (such notice if given orally, to be confirmed in writing) of acceptance of said Old Notes by the Company; provided, however, that in all cases, Old Notes tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Old Notes (or confirmation of book-entry transfer into your account at one of the Book-Entry Transfer Facilities), a properly completed and, except as described in the section of the Prospectus captioned "The Exchange Offer-Procedures for Tendering", duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other required documents. Unless otherwise instructed by the Company, you shall issue New Notes only in denominations of Euro 1,000 or any integral multiple thereof.

     10. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date in accordance with the terms of the Exchange Offer.

     11. The Company shall not be required to exchange any Old Notes tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Company not to exchange any Old Notes tendered shall be given (and confirmed in writing) by the Company to you.

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     12. If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Old Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Old Notes (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them (or effected such book-entry transfer).

     13. All certificates for reissued Old Notes, unaccepted Old Notes or for New Notes shall be forwarded by (a) first-class, certified mail, return receipt requested, under a blanket surety bond obtained by you protecting you and the Company from loss or liability arising out of the nonreceipt or nondelivery of such certificates or (b) by registered mail insured by you separately for the replacement value of each of such certificates.

     14. As soon as practicable after the expiration date you shall arrange for cancellation of the Old Notes submitted to you or returned by Euroclear or Clearstream, Luxembourg by book-entry transfer or by DTC in connection with ATOP. Such Old Notes shall be cancelled and retired by you as you are instructed by the Company (or a representative designated by the Company) in writing.

     15. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, commercial bank, trust company or other nominee or to engage or use any person to solicit tenders.

     16 . As Exchange Agent hereunder you:

     (a) shall have no duties or obligations other than those specifically set forth in the Prospectus, the Letter of Transmittal or herein or as may be subsequently agreed to in writing between you and the Company;

     (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the Old Notes deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;

     (c) shall not be obligated to take any legal action hereunder which might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with reasonable indemnity;

     (d) may reasonably rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed or presented by the proper person or parties;

     (e) may reasonably act upon any tender, statement, request, document, agreement, certificate or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or presented by the proper person or persons;

     (f) may rely on and shall be protected in acting upon written or oral instructions from any authorized officer of the Company;

     (g) may consult with counsel of your selection with respect to any questions relating to your duties and responsibilities and the written opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the written opinion of such counsel; and

     (h) shall not advise any person tendering Old Notes pursuant to the Exchange Offer as to whether to tender or refrain from tendering all or any portion of Old Notes or as to the market value or decline or appreciation in market value of any Old Notes that may or may not occur as a result of the Exchange Offer or as to the market value of the New Notes;

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  provided, however, that in no way will your general duty to act in good faith and without gross negligence or willful misconduct be limited by the foregoing.

     17. You shall take such action as may from time to time be requested by the Company or its counsel (and such other action as you may reasonably deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery (as defined in the Prospectus) or such other forms as may be approved from time to time by the Company, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Company will furnish you with copies of such documents on your request.

     18. You shall advise by facsimile transmission or telephone, and promptly thereafter confirm in writing to Richard W. Brann, the Managing Director of the Company (telephone number 011-352-464-340-352, facsimile number 011-352-464-350) and to Michael Robinson, the Treasurer of Tyco International (US) Inc. (telephone number 212-424-1312, facsimile number 212-977-7038) and to Francis J. Morison, Esq. of Davis Polk & Wardwell (telephone number 212-450-4044, facsimile number 212-450-6862) such other person or persons as the Company may request, daily (and more frequently during the week immediately preceding the Expiration Date and if otherwise requested), up to and including the Expiration Date, as to the number and aggregate principal amount of Old Notes which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to the Exchange Offer and this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, the Company or any such other person or persons upon oral request made from time to time prior to the Expiration Date of such other information as it or he or she reasonably requests. Such cooperation shall include, without limitation, the granting by you to the Company and such person as the Company may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer, including the identity of the holders of Old Notes who have not tendered such Old Notes as of the date such request was made. You shall prepare a final list of all persons whose tenders were accepted, the number and aggregate principal amount of Old Notes tendered, the number and aggregate principal amount of Old Notes accepted and the identity of any Participating Broker-Dealers (as defined in the Letter of Transmittal) and the number and aggregate principal amount of New Notes delivered to each, and deliver said list to the Company.

     19. Letters of Transmittal, Book-Entry Confirmations and Notices of Guaranteed Delivery shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of Notes, or one year, whichever is longer, and thereafter shall be delivered by you to the Company. You shall dispose of unused Letters of Transmittal and other surplus materials, upon consultation with the Company, in accordance with your customary procedures.

     20. You hereby expressly waive any lien, encumbrance or right of set-off whatsoever that you may have with respect to funds deposited with you for the payment of transfer taxes by reasons of amounts, if any, borrowed by the Company, or any of its subsidiaries or affiliates pursuant to any loan, credit or other agreement with you or for compensation owed to you hereunder or under any other agreement.

     21. For services rendered as Exchange Agent hereunder, you shall be entitled to such compensation as is set forth on the Schedule attached hereto.

     22. You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal and further acknowledge that you have examined each of them. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to your duties, liabilities and indemnification of you as Exchange Agent which shall be controlled by this Agreement.

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     23. The Company covenants and agrees to indemnify and hold you harmless in your capacity as Exchange Agent hereunder against any loss, liability, cost or expense, including reasonable attorneys' fees and expenses arising out of or in connection with any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Old Notes reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Old Notes, provided, however, that anything in this Agreement to the contrary notwithstanding, the Company shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your gross negligence or willful misconduct. In no case shall the Company be liable under this indemnity with respect to any claim against you unless the Company shall be notified by you, by letter or cable or by facsimile which is confirmed by letter, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or notice of commencement of action. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action, and, if the Company so elects, the Company may assume the defense of any pending or threatened action against you in respect of which indemnification may be sought hereunder, in which case the Company shall not thereafter be responsible for the subsequently incurred fees and disbursements of legal counsel for you under this paragraph so long as the Company shall retain counsel reasonably satisfactory to you to defend such suit; provided, that the Company shall not be entitled to assume the defense of any such action if the named parties to such action include both you and the Company and representation of both parties by the same legal counsel would, in the written opinion of your counsel, be inappropriate due to actual or potential conflicting interests between you and the Company. You understand and agree that the Company shall not be liable under this paragraph for the fees and expenses of more than one legal counsel for you.

     24. You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service. The Company understands that you are required, in certain circumstances, to deduct thirty-one percent (31%) with respect to interest paid on the New Notes and proceeds from the sale, exchange, redemption or retirement of the New Notes from holders who have not supplied their correct Taxpayer Identification Numbers or required certification. Such funds will be turned over to the Internal Revenue Service in accordance with applicable regulations.

     25. You shall notify the Company of the amount of any transfer taxes payable in respect of the exchange of Old Notes and, upon receipt of a written approval from the Company, shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Old Notes, your check in the amount of all transfer taxes so payable, and the Company shall reimburse you for the amount of any and all transfer taxes payable in respect of the exchange of Old Notes; provided, however, that you shall reimburse the Company for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

     26. THIS AGREEMENT AND YOUR APPOINTMENT AS EXCHANGE AGENT HEREUNDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, AND WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

     27. The Company agrees that any legal suit, action or proceeding brought by any party to enforce any rights under or with respect to this Agreement or the transactions contemplated hereby may be instituted in any state or federal court in The City of New York, State of New York, United States of America, irrevocably waives to the fullest extent permitted by law any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding, irrevocably waives to the fullest extent permitted by law any claim that, and agrees not to claim or plead in any court that, any such action, suit or proceeding brought in such court has been brought in an inconvenient forum and irrevocably submits to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding or for recognition and enforcement of any judgment in respect thereof.

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   The Company hereby irrevocably and unconditionally designates and appoints
CT Corporation System, 1633 Broadway, New York, New York 10019, U.S.A., (and any successor entity) as its authorized agent to receive and forward on its behalf service of any and all process which may be served in any such suit, action or proceeding in any such court and agrees that service of process upon CT Corporation shall be deemed in every respect effective service of process upon the Company in any such suit, action or proceeding and shall be taken and held to be valid personal service upon the Company, as the case may be. Said designation and appointment shall be irrevocable. Nothing in this paragraph 27 shall affect the right of The Bank of New York, as Exchange Agent under this Agreement, to serve process in any manner permitted by law or limit the right of The Bank of New York, as Exchange Agent under this Agreement to bring proceedings against the Company in the courts of any jurisdiction or jurisdictions. The Company further agrees to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of CT Corporation in full force and effect so long as the Securities are outstanding. The Company hereby irrevocably and unconditionally authorizes and directs CT Corporation to accept such service on its behalf. If for any reason CT Corporation ceases to be available to act as such, the Company agrees to designate a new agent in New York City.

   To the extent that the Company has or hereafter may acquire any immunity from jurisdiction of any court (including without limitation, any court in the United States, the State of New York, Luxembourg, Bermuda or any political subdivisions thereof) or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property or assets, this Agreement or any other documents or actions to enforce judgments in respect thereof, the Company hereby irrevocably waives such immunity, and any defense based on such immunity, in respect of its obligations under the above-referenced documents and the transactions contemplated thereby, to the extent permitted by law.

     28. This Agreement shall be binding upon and shall inure solely to the benefit of each party hereto, and its successor and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Without limitation of the foregoing, the parties hereto expressly agree that no holder of Old Notes or New Notes shall have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     29. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.

     30. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     31. This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged.

     32. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

   If to the Company:

     Tyco International Group S.A.

     6, avenue Emile Reuter

     L-2420 Luxembourg

                011-352-464-350
     Facsimile: _______________

                Richard W. Brann

     Attention: ___________

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   with a copy to:

     Francis J. Morison
     Davis Polk & Wardwell
     450 Lexington Avenue
     New York, NY 10017

     Facsimile: (212) 450-6862

            and

     Michael Robinson

     Tyco International (US) Inc.

     712 Fifth Avenue, 48th Floor

     New York, NY 10019

     Facsimile: (212) 977-7038

   If to the Exchange Agent:

     The Bank of New York
     101 Barclay Street
     Floor 21 West
     New York, New York 10286

     Facsimile: (212) 815-3522
     Attention: Corporate Trust Administration--Global Finance Unit

     33. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, paragraphs 19, 21, 23 and 25 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for Notes, funds or property then held by you as Exchange Agent under this Agreement.

     34. This Agreement shall be binding and effective as of the date hereof.

   Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

                                          Tyco International Group, S.A.

                                          By: ___________________________

                                             Name: Richard W. Brann

                                             Title: Managing Director

Accepted as of the date first above written:

                                          The Bank of New York,
                                          as Exchange Agent

                                          By: ___________________________
                                             Name:
                                             Title:

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                                                                     SCHEDULE

                        COMPENSATION OF EXCHANGE AGENT:

                   $ .  PLUS $ .  PER EXTENSION OF OFFER
                 PLUS OUT-OF POCKET EXPENSES, INCLUDING WITHOUT
                      LIMITATION, LEGAL FEES AND EXPENSES.

   Compensation of Exchange Agent covers review of the Letter of Transmittal, Euroclear and Clearstream, Luxembourg book-entry transfer, DTC ATOP voluntary offering instruction ("VOI"), the Exchange Agent Agreement and other related documentation, if any, as required by the Exchange Offer, set-up of records and accounts; distribution of materials; all operational and administrative charges and time in connection with the review, receipt and processing of Letters of Transmittal/book-entry transfers/VOI, processing delivery of guarantees, legal items, withdrawals, record keeping, and answering Noteholders' inquiries pertaining to the exchange offer.

                                       9